As filed with the Securities and Exchange Commission on October 10, 2008
Registration No. 333-150198-01

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

ENERGYSOUTH MIDSTREAM, INC.

(Exact name of registrant as specified in its charter)
Alabama
(State or other jurisdiction of incorporation or organization)
63-1059107
(I.R.S. Employer Identification No.)
2828 Dauphin Street, Mobile, Alabama 36606
(251) 450-4774
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George S. Liparidis
Chief Executive Officer
EnergySouth, Inc.
2828 Dauphin Street
Mobile, Alabama 36606
(251) 450-4774

(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

M. Hill Jeffries Justin R. Howard Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000	Barry M. Clarkson Latham & Watkins LLP 12636 High Bluff Road Suite 400 San Diego, California 92130 (858) 523-5400

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-150198) (the “Registration Statement”) of EnergySouth, Inc. (“Parent”) filed on April 11, 2008, pertaining to the sale on a continuous or delayed basis of up to $150,000,000 of common stock, preferred stock, senior debt securities, subordinated debt securities and warrants. EnergySouth Midstream, Inc. (the “Company”) is a wholly-owned subsidiary of Parent and co-registrant under the Registration Statement, as a potential guarantor of senior or subordinated debt securities of Parent offered under the Registration Statement.
     On October 1, 2008, EMS Holding Corp. (“Merger Sub”), a Delaware corporation and wholly owned indirect subsidiary of Sempra Energy, a California corporation (“Sempra”), merged (the “Merger”) with and into Parent pursuant to the terms of an Agreement and Plan of Merger, dated as of July 25, 2008, by and among Sempra, Merger Sub and Parent. As a result of the Merger, Parent became a wholly owned indirect subsidiary of Sempra and Parent has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.
     In accordance with an undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby joins in Parent’s removal from registration of all securities that are registered but unissued under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on October 10, 2008.

ENERGYSOUTH MIDSTREAM, INC.
By:	/s/ Randall L. Clark
	Name:	Randall L. Clark
	Title:	Secretary